Exhibit 10.1

No. of the Roll of Deeds for 2006	Dr. Bernhard v. Schweinitz
Dr. Detlef Thomsen
Dr. Jürgen Bredthauer
Dr. Andre Vollbrecht
Dr. Michael Commichau
Dr. Martin Mulert, LL.M.

NOTARIAT am Gänsemarkt

Gänsemarkt 50
20354 Hamburg

Tel. (040) 35 55 3 - 0
Fax (040) 35 55 3 - 300

info@notariat-amgaensemarkt.de

1

Recorded

in this Free and Hanseatic City of Hamburg

on 17th of February 2006

Before me, the undersigned Notary

Dr. Martin Mulert

with offices in 20354 Hamburg, Gänsemarkt 50

appeared today:

1.	Mr. •
born on •
businessaddress: •
identified by identity card No. •

and he declared that he was not acting in his own name but

1.1	as authorised representative managing director having sole power of representation and being subject to the restrictions imposed by section 181 of the BGB (German Civil Code) of the limited corporation domiciled in Bodenfelde carrying on business under the firm of

Chemviron Carbon GmbH

registered in the commercial register of the Amtsgericht Göttingen

(Göttingen Local Court) under the number HR B 130658,

Address: Uslarer Str. 30, 37194 Bodenfelde, Germany,

- hereinafter called “Seller” –

1.2	as authorised representative managing director having sole power of representation of the limited corporation Pittsburgh, USA, carrying on business under the firm of

Calgon Carbon Corporation

registered in the commercial register of the

( Local Court) under the number

Address: 400 Calgon Carbon Drive, Pittsburgh, PA, USA 15205

2

- hereinafter called “Seller’s Guarantor” -

2.	Mrs. Barbara Tremmel,
born on 11. March 1961,
businessaddress: Uslarer Str. 30, 37194 Bodenfelde
personally known to me, the notary public,

and she declared that she was not acting in her own name but

2.1	as authorised representative managing director having sole power of representation and being subject to the restrictions imposed by section 181 of the BGB (German Civil Code) of the limited corporation domiciled in Bodenfelde carrying on business under the firm of

proFagus GmbH

still registered in the commercial register of the Amtsgericht Hamburg (Hamburg Local Court) under the firm of Baumwall “7” Zweihundertdreiundvierzigste Verwaltungsgesellschaft mbH under the number HR B 96155

Address: Uslarer Str. 30, 37194 Bodenfelde, Germany,

- hereinafter called “Buyer 1” -

2.2	as authorised representative managing director having sole power of representation and being subject to the restrictions imposed by section 181 of the BGB (German Civil Code) of the limited corporation domiciled in Bodenfelde carrying on business under the firm of

proFagus Grundstücksverwaltungs GmbH

still registered in the commercial register of the Amtsgericht Hamburg (Hamburg Local Court) under the firm of Baumwall “7” Zweihundertvierundvierzigste Verwaltungsgesellschaft mbH under the number HR B 96156,

Address: Uslarer Str. 30, 37194 Bodenfelde, Germany,

- hereinafter called “Buyer 2” -

3.	Mr. Dr. Peter Christian Schmidt,
born on 4. August 1964,
businessaddress: Heimhuder Str. 68, 20148 Hamburg,
personally known to me, the notary public,

and he declared that he was not acting in his own name but as authorised representative managing director having sole power of representation and being subject to the restrictions imposed by section 181 of the BGB (German Civil Code) of the limited corporation domiciled in carrying on business under the firm of

proFagus Beteiligungen GmbH

3

still registered in the commercial register of the Amtsgericht Hamburg (Hamburg Local Court) under the firm Baumwall “7” Zweihundertzweiundvierzigste Verwaltungsgesellschaft mbH under the number HR B 95154

Address: Uslarer Str. 30, 37194 Bodenfelde, Germany

- hereinafter called “Buyer Guarantor” -

The deponents requested that this Deed be recorded in the English language and declared that they are in sufficient command of the English language. The notary who himself is in sufficient command of the English language ascertained that the deponents speak and understand English fluently.

The notary asked the deponents about prior involvement within the meaning of Section 3 subsection. 1 No. 7 of the German Certification Act (Beurkundungsgesetz). The answer was negative.

The deponents acting as stated declared the following to my protocol:

Unless the Exhibits and the Attachment are attached to this deed, the parties refer with respect to the Exhibits listed and mentioned in this deed to the deed of the notary public Dr. Martin Mulert no. UR         /2006 as of 17. February 2006, which was presented in original during the recording. This deed was presented to the parties for notice and inspection and a certified copy of the deed was handed out to both parties.

The parties declared that the content of this aforementioned deed and its annexes is well-known to them. After instruction about the meaning of referring to another deed the parties waived their right to have this deed read out aloud and attached to today’s deed pursuant to sec. 13 a of the German Code concerning recordings (BeurkG).

As far as Exhibits are attached to this deed these prevail.

4

The parties declared to my protocol:

The above protocol and its Exhibits and Attachment was read by the notary to the deponents, approved by them and then signed by them and the notary in their own hands:

BUSINESS SALE AGREEMENT

Between

Chemviron Carbon GmbH, Seller

and

Baumwall “7” Zweihundertdreiundvierzigste

Verwaltungsgesellschaft mbH (to be renamed: proFagus GmbH)

, Buyer 1

and

Baumwall “7” Zweihundertvierundvierzigste

Verwaltungsgesellschaft mbH (to be renamed: proFagus

Grundstuecksverwaltungs GmbH)

, Buyer 2

and

Calgon Carbon Corporation, Seller’s Guarantor

and

Baumwall “7” Zweihundertzweiundvierzigste

Verwaltungsgesellschaft mbH (to be renamed: proFagus

Beteiligungs GmbH)

, Buyers’ Guarantor

Hamburg, February 17, 2006

5

Table of Contents

§ 1. The Object of the Agreement	3
§ 2 Sale and Transfer of the Business Including Real Estate	4
§ 3 Purchase Price	5
§ 4 Transfer Balance Sheet and Trade Working Capital Adjustment	6
§ 5 Payments; Adjustment of Business Purchase Price	7
§ 6 Loan; EBITA Adjustment	8
§ 7 Guarantees of Seller; Disclaimers	9
§ 8 Taxes and VAT	14
§ 9 Environmental Matters	14
§ 10 Third Party Liability	16
§ 11 Remedies and Limitations	16
§ 12 Indemnification Procedures	18
§ 13 Buyers Guarantees	19
§ 14 Employees	20
§ 15 Third Party Property	21
§ 16 Third Party Contracts	22
§ 17 Permits	23
§ 18 Business Transition and Separation	23
§ 19 Mutual Access and Information	25
§ 20 Non-Competition	25
§ 21 Other Security: Bank Guarantees	26
§ 22 Party Guarantees and Parent Undertakings	27
§ 23 General Provisions	28
§ 24 Choice of Law; Dispute Resolution	30

6

BUSINESS SALE AGREEMENT

This Agreement

Made this 17thday of February, 2006

Between

Chemviron Carbon GmbH, being duly registered in section B with the Commercial Register (Handelsregister) of the local court in 37514 Northeim with registration number HRB 1446 Uslarer Strasse 30 37194 Bodenfelde

Germany

- hereinafter called “Seller” -

And

Baumwall “7” Zweihundertdreiundvierzigste Verwaltungsgesellschaft mbH (to berenamed: proFagus GmbH) being duly registered in section B with the Commercial Register (Handelsregister) of the local court in Hamburg with registration number 96155

c/o WBS Wegener Bechtel Schmidt

Heimhuder Str. 69, 20148 Hamburg

Germany

- hereinafter called “Buyer 1” -

And

Baumwall “7” Zweihundertvierundvierzigste Verwaltungsgesellschaft mbH (to be renamed: proFagus Grundstuecksverwaltungs GmbH) being duly registered in section B with the Commercial Register (Handelsregister) of the local court in Hamburg with registration number 96156 c/o WBS Wegener Bechtel Schmidt Heimhuder Str. 69, 20148 Hamburg

Germany

- hereinafter called “Buyer 2” –

(Buyer 1 and Buyer 2 also collectively the “Buyers”)

And

Baumwall “7” Zweihundertzweiundvierzigste Verwaltungsgesellschaft mbH (to be renamed: proFagus Beteiligungs GmbH) being duly registered in section B with the Commercial Register (Handelsregister) of the local court in Hamburg with registration number 96154

c/o WBS Wegener Bechtel Schmidt

Heimhuder Str. 69, 20148 Hamburg

Germany

- hereinafter called “Buyer Guarantor” -

And

Calgon Carbon Corporation

400 Calgon Carbon Drive

Pittsburgh, PA

USA 15205

- hereinafter called “Seller’s Guarantor” -

(Seller and the Buyers hereinafter collectively the “Parties” and each of them a “Party” and the Buyer Guarantor and the Seller Guarantor as “Guarantors” hereunder only to the extent provided herein.)

WHEREAS:

1. Seller produces, markets and sells charcoal and charcoal briquettes, as well as various chemical industrial derivatives at its site at Bodenfelde, Germany ( hereinafter the “Business”, subject to the definition in Article 1.1 below), in addition to its other activity, being the sales organization for its activated carbon and related services businesses for unrelated activated carbon markets (the “Activated Carbon Business”).

2. Buyer 1 was established for the purpose of acquiring the Business except for Real Estate (as defined in Article 1.2 below) from the Seller. Buyer 2 was established for the purpose of acquiring the Real Estate (as defined in Article 1.2 below) from Seller.

3. Seller, wishing to concentrate on businesses other than the Business, intends to dispose of the Business.

4. Buyer 1 intends to purchase the Business (except for the Real Estate as defined in Article 1.2 below) from Seller and Buyer 2 intends to purchase the Real Estate (as defined in Article 1.2 below) from Seller; and

5. To facilitate this transaction the Guarantors are willing to guarantee the performance of the Seller and Buyers respectively to the extent respectively provided herein

Now, therefore, the parties hereto agree as follows:

§ 1.

The Object of the Agreement

1.1 The “Business” means all the Assets (as defined in Article 1.2), the Real Estate (as defined in Article 1.2) and Specified Liabilities (as defined in Article 1.4) of Seller’s business of producing, the marketing and selling charcoal and charcoal briquettes for consumer use, and associated industrial derivatives including industrial charcoal, acetic acid, smoke flavour and wood tar, situated at the Seller’s site (which site is described more fully in Schedule 1.2) at Uslarer Strasse 30, 37194 Bodenfelde.

1.2 The “Assets” means the assets, properties and rights, whether real or personal, tangible or intangible, owned or used under contract or license (if under contract or license then such assets being subject to the provisions of Article 16) by the Seller in connection with the Business on the date hereof (hereinafter referred to as the “Date of This Agreement or “Transfer Date”), including all assets represented in the Transfer Balance Sheet (as defined in Article 6.1), except for the land, real property and buildings including fixtures attached to the land as set forth in the Land Sale and Transfer Agreement attached as Schedule 1.2 (the “Real Estate”).The Assets specifically include but are not limited to:

1.2.1 The equipment, office furniture and other assets listed in the asset register of the Business attached as Schedule 1.2.1 (“Asset Register”).

1.2.2 All raw materials, auxiliary materials, supplies and operating materials including fuel as listed in Schedule 1.2.2.

1.2.3 All finished products as listed in Schedule 1.2.3.

1.2.4 All accounts receivable of the Business at the time of the Transfer as defined under Article 3.5 (ii) ,which include, if any, for shipments of Business products up to the Transfer, which are invoiced after the Transfer Date .

1.2.5 The Trademarks, Tradenames and the Business specific web sites, listed in Schedule 1.2.5.

1.2.6 The employee contracts for all employees related to the Business listed on Schedule 1.2.6 (the “Employees”) and remaining with the Business after the Transfer

1.2.7 The Business contracts listed in Schedule 1.2.7 (the “Contracts”)

1.2.8 All intellectual property other than the Trademarks, Tradenames and websites listed on Schedule 1.2.5, including patents and patent applications, and patent rights, if any, listed, together with any rights to inventions, discoveries and improvements, shop rights, know-how, processes and formulae, trade secrets, proprietary and technical information, and copyrights, if any, used in Business and owned by the Seller, and software user rights related in the Business embedded in industrial plant and equipment sold with the Business other than in the computers and computer systems excluded in Schedule 1.3.

1.2.9 The books, records, and other documents of the Seller listed in Schedule 1.2.9, except to the extent retained by the Seller under Article 1.3, but subject to the right of access to and use of retained documents and other information under Article 191.2.10 All other intangible rights of the Business including but not limited to the customer relationships for customers of the Business and the associated good will.

1.3 For the avoidance of doubt the Assets do not include any assets of the Seller unrelated to the Business or belonging to the Seller as a company in relation to its legal responsibilities as specified in Schedule 1.3 (the “Excluded Assets”).

1.4 The “Specified Liabilities” means only those liabilities of the Business as defined and specified in Schedule 1.4.

§ 2

Sale and Transfer of the Business Including Real Estate

2.1 Seller hereby :

(i) sells and transfers to Buyer 1, who hereby accepts such sale and transfer, the Business (except for Real Estate) subject to the condition precedent that the part payment of the Business Purchase Price as required in Article 5.1 (ii) is paid to Seller on the Transfer Date, and

(ii) delivers possession of the Business permitting Buyer 1 to control, enter, occupy and take into his possession the Business (except for Real Estate) and its Assets and by providing all necessary keys, codes, documents and data to enable Buyer 1 to do so. To the extent the Assets are possessed by third parties, the Seller hereby assigns its claim for handing over the respective assets to Buyer 1 subject to any contractual rights of such parties therein.

2.2 Seller and Buyer 2 hereby enter into the Land Sale and Transfer Agreement as set out in Schedule 1.2 2.3 The transfer of the Business and the completion of the transfer of the Real Estate shall be deemed to occur simultaneously on the Transfer Date as the close of business on such date, being 18:00 p.m. (such time being the ‘Transfer’) For the sake of good order it is understood that by transferring the Business to Buyer 1, Buyer 1 shall immediately have access to and control of the Real Estate by way of an intercompany lease of the Real Estate from Buyer 2.

2.4 All of Seller’s right, title and interest as specified in this Agreement Real Estate Price, and all risk of damage or loss shall transfer to Buyer 1 with respect to the Business and Buyer 2 with respect to the Real Estate on the Transfer regardless of when the actual completion of the transfer of the Real Estate and registration thereof takes place.

2.5 Seller shall do all things necessary including providing all necessary documents and declarations required for transfer of the Assets including but not limited to all trademarks, tradenames and websites and any other intellectual property rights. In particular Seller undertakes to make its best efforts to procure from the prior owner of the Real Estate, Degussa, a declaration in writing or authorized letter confirming that in connection with the sale of the prior business by

Degussa to the Seller in 1988, it was Degussa’s intention to complete such a sale and transfer including the Real Estate from the time of signing the agreement to sell its business to Seller until the registration of the Seller as new owner of the Real Estate in the applicable land register (Grundbuch), provided that the failure to produce such documentation from Degussa shall not in itself give rise to any claims by Buyers other than in relation to Seller’s warranties if and to the extent applicable.2.6 If the Seller has acquired possession of Assets under contracts of purchase under owner’s retention of title, Seller transfers and assigns to Buyers as of the Transfer, to the extent permitted in the contracts, and Buyers accept, all rights, duties and costs connected with such contracts of purchase.

§ 3

Purchase Price

3.1 The purchase price for the Business (including the Real Estate) (hereafter the “Purchase Price”) is based on an enterprise value of 20,300,000.00 EUR (twenty million three hundred thousand EUR) .

3.2 The Purchase Price is comprised of the consideration for the Business (excluding the Real Estate) (the “Business Purchase Price”) and the consideration for the Real Estate (the “Real Estate Price”).

3.3	The Real Estate Price is 450,000 EUR (four hundred and fifty thousand EUR)

3.4	The Business Purchase Price shall be calculated as of the Transfer Date as follows:

(i) 19,850,000 EUR (nineteen million, eight hundred and fifty thousand EUR) (being the Purchase Price less the Real Estate Price) less or plus, as the case may be

(ii) the Euro amount by which the trade working capital of the Business as of the Transfer (“Trade Working Capital”) falls short of or exceeds the amount of 6,500,000.00 EUR (six million five hundred thousand EUR).

3.5 For the purposes of this Agreement, Trade Working Capital shall be calculated as follows and in accordance with Article 4:

(i) Inventory according to Section 266 sub Section 2 B I 1 – 4 HGB (Vorräte)

plus

(ii) Trade accounts receivable according to Section 266 sub Section 2 B II 1 HGB (Forderungen aus Lieferungen und Leistungen)

minus

(iii) Trade accounts payable according to Section266 sub Section 3 C 4 HGB (Verbindlichkeiten aus Lieferungen und Leistungen ;

3.6 The Business Purchase Price may be subject to further adjustment at a future date in connection with Article 6 (the “EBITA Adjustment”)

§ 4

Transfer Balance Sheet and Trade Working Capital Adjustment

4.1 The Trade Working Capital shall be determined on the basis of an audited financial statement for the Business as of the Transfer, excluding any Excluded Assets listed on Schedule 1.3, such statement (hereinafter referred to as “Transfer Balance Sheet”) to be prepared as follows:

4.2 Within 60 days of the Transfer Date the Seller’s accountants in cooperation and with the support of Buyers shall prepare and deliver to the Buyers the Transfer Balance Sheet for the Business, prepared in accordance with the German Commercial Code (HGB) and German generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung, “German GAAP”) and the Seller’s present accounting practices consistently applied., plus a calculation of the Trade Working Capital based on the sample calculation using December 31, 2005 accounts attached as Schedule 4.2 and showing the difference, if any, between the Trade Working Capital and the notional value of 6.5 million EUR in Article 3.4 (ii), as (the difference herein referred to as the “Trade Working Capital Adjustment”).

4.3 In addition Seller shall provide Buyers with access to and copies of the working papers of its accountants and auditors with regard to preparation of the Transfer Balance Sheet and the Trade Working Capital Adjustment.

4.4 For purposes of the Transfer Balance Sheet the Parties agree that 700,000 EUR (seven hundred thousand EUR) has been deducted from the Purchase Price for Employee liabilities for the Seller’s supplemental benefit plan and Christmas bonus as set out in the December 31, 2005 pro forma balance sheet in Schedule 7.1.6 (being accounts 23900101 and 23900102 respectively) and are not subject to any adjustment or amendment for any reason. except in relation to the Seller’s warranty in Article 7.1.6 if such liabilities as shown on the Transfer Balance Sheet exceed this amount (700,000 EUR) .

4.5 Buyer 1 is entitled to raise objections to Seller concerning the Trade Working Capital Adjustment, or to the Transfer Balance Sheet in relation to such Adjustment in writing within four weeks after receipt of the Transfer Balance Sheet and the Trade Working Capital Adjustment (hereinafter referred to as the “Objection Letter”).

4.6 In case Buyer 1 has not given notice in writing of objections within the four weeks period above, the Transfer Balance Sheet and the Trade Working Capital Adjustment shall be deemed to be finally agreed with binding effect between the Parties.

4.7 In case Buyer 1 does raise such objections in compliance with the regulations of this Article the Parties during the three weeks following the receipt of such notice shall use their best efforts to reach an agreement on the objections. In case the Parties reach an agreement the Parties shall confirm within such time in writing that they have reached an agreement regarding the objections and the determination of the Trade Working Capital Adjustment, which shall then be binding.

4.8 In case the Buyer 1 raises objections and the Parties are unable to reach an agreement regarding all objections raised within three weeks from the receipt of the Objection Letter, the Parties shall jointly appoint on the notice of either party Ernst

& Young in Frankfurt am Main, Germany to act as an arbitrating auditor (the “Arbitrator”) according to Article 317 of the German Civil Code (“BGB”) (Schiedsgutachter) and to prepare an arbitrator’s report regarding the Trade Working Capital Adjustment in English in compliance with the principles as set out in this Agreement. The Parties shall provide the Arbitrator with all necessary documents and shall instruct him to reach a decision within six weeks, provided he has granted the Parties the possibility of issuing written statements and has held an oral hearing regarding the contested issues. The Arbitrator’s report shall be limited to the contested positions regarding the Trade Working Capital Adjustment and the related aspects of the Transfer Balance Sheet. The Arbitrator shall be instructed to prepare his decision and the reasons for his decision in writing in English. The Arbitrator’s decision becomes effective upon the date of its issue and shall be final, legally binding for the Parties and not subject to appeal. The Arbitrator shall decide with binding effect on the cost allocation between the parties regarding its fees by applying Section 91 et seq. of the German Code of Civil Procedure (“ZPO”) accordingly. The language of the arbitration shall be English, unless the Parties agree otherwise in writing

4.9 In case the Arbitrator is not capable or willing to execute the measures as laid down in this Article 4, the Parties shall agree on a different auditor or auditing firm to proceed on the same basis. In case the Parties fail to agree on such auditor or auditing firm within three weeks of the first request of either Party in writing therefore, such auditor or auditing firm shall be appointed by the German Chamber of Certified Accountants (Wirtschaftsprüferkammer), with instructions to perform the requirements of Article 4.8, the decision of such auditor or firm to have the same effect.

§ 5

Payments; Adjustment of Business Purchase Price

5.1 The Purchase Price is to be paid as follows:

(i) The Real Estate Price, being 450,000 EUR (four hundred and fifty thousand EUR) will be paid on the Transfer Date by Buyer 2 to the Seller for the Real Estate;

(ii) An amount of 14,300,000 million EUR (fourteen million three hundred thousand EUR) will be paid on the Transfer Date by Buyer 1 to the Seller as part payment of the Business Purchase Price;

(iii) An amount of 1,300,000 million EUR (one million three hundred thousand EUR) will be withheld by Buyer 1 from the Business Purchase Price and paid within five working days from the Transfer Date into the interest bearing client escrow account (Anderkonto) with the law firm Tiefenbacher, Heidelberg designated by such firm before the due date as security (the ‘Security Withholding’) against a notional Trade Working Capital Adjustment in its favour, to be determined in accordance with Article4, to be held for the benefit of the parties in trust and to be paid out in accordance with the provisions of Article 5.4

(iv) An amount of 4,250,000.00 EUR (four million two hundred and fifty thousand Euro) of the Business Purchase Price will be withheld from the Business Purchase Price and financed by way of a vendor loan granted by the Seller to Buyer 1 which the Seller hereby enters with Buyer 1 under the loan agreement attached at Schedule 5.1(iv) (The “Seller’s Loan” or the “Loan Agreement’),

5.2 All payments by Buyers other than for the Security Withholding shall be made in immediately available funds, all transfer charges to be paid by Buyers, to Seller’s designated bank account as follows:

Account holder: Chemviron Carbon GmbH

Bank: HSH Nordbank AG

Address: Gerhard-Hauptmann Platz 50, 20095 Hamburg

Account numer: 1000067070

5.3 Bank number: 21050000Any Trade Working Capital Adjustment under Article 4 shall be paid to the Seller or to Buyer 1 as the case may be, taking into account and using the Security Withholding set up as a reserve for such an adjustment, within 5 working days from the date of any written agreement by the parties thereon or from the final determination of such Adjustment under Article 4, together with any other adjustments due to post Transfer Date allocation of costs and other matters under this Agreement by wire transfer in readily available funds. Interest earned on the Security Withholding up to the payment date shall be apportioned between the Seller and Buyer 1 pro rata based on proportion of the amount of the Trade Working Capital Adjustment in its favor to the amount of the Security Withholding.

5.4 Tiefenbacher shall be expressly authorized to make payments of the Security Withholding and interest in accordance with this Article on receipt of either (i) the written agreement and joint instructions of the Parties or (ii) the final determination of an Arbitrator under Article 4, and shall have no liability whatsoever to either Party for acting in reliance on the foregoing in so doing.

§ 6

Loan ; EBITA Adjustment

6.1 The Business Purchase Price will be subject to a possible future adjustment in case of shortfall of the “Consolidated EBITA” (meaning earnings before interest tax and amortization ) of Buyer 1 and of Buyer 2 as a going concern (the “Consolidated Buyers”) on a basis consistent with the Business as conducted by the Seller on the Transfer Date and in accordance with the methodology set out in Schedule 6.1 and the following: (the “ EBITA Adjustment”):

(i) In case the Consolidated Buyers miss the Consolidated EBITA forecast for fiscal 2007 ( 4.5 million EUR) by more than 15% in the ordinary course of business assuming no material change going forward in the Business Plan as defined in Schedule 6.1, the Business Purchase Price will be reduced in a ratio of 4 to 1, i.e. each EUR Consolidated EBITA shortfall results in a reduction of 4 EUR of the Business Purchase Price, up to a maximum of 2.125 million EUR;

(ii) In case the Consolidated Buyers miss the forecast for Consolidated EBITA for fiscal 2008 (5.2 million EUR) by more than

15% under the same of circumstances Seller agrees to a reduction in a ratio of 4 to 1, i.e. each EUR Consolidated EBITA shortfall results in a reduction of 4 EUR of Business Purchase Price, up to a maximum of 2.125 million EUR;

(iii) Should a reduction of Business Purchase Price have occurred on the basis of the Consolidated EBITA for fiscal 2007, in case the Consolidated Buyers exceed the forecast for the 2008 fiscal EBITA (5.2 million EUR) by more than 15%, Buyer 1 agrees to reinstate the Business Purchase Price to the same extent it was reduced for the prior fiscal year (i.e. a ratio 4 to 1, maximum up to the total reduction for the respective year); and

(iv) Should a reduction of Business Purchase Price have occurred on the basis of the Consolidated EBITA for fiscal 2008, in case the Consolidated Buyers exceed the forecast for the 2009 fiscal Consolidated EBITA ( 6.15 million EUR) by more than 15%, the Buyer 1 agrees to reinstate the Business Purchase Price to the same extent it was reduced for the prior fiscal year (i.e. ratio 4 to 1, maximum up to the total reduction for the respective year);

6.2 For purposes of any such EBITA Adjustment, the Buyers shall provide the Seller with monthly financial statements of each Buyer, as well as their annual audited accounts prepared in accordance with the German Commercial Code (HGB) and German GAAP within 90 days of the close of their fiscal year.

6.3 At the same time as the delivery of the annual audited accounts, the Buyers shall present the Seller with the audited Consolidated EBITA of the Consolidated Buyers prepared for the relevant fiscal year for purposes of this Article calculated in accordance with the German Commercial Code (HGB) and German GAAP and also applying the Seller’s accounting practices for the Business as of the Transfer Date consistently applied in accordance with the principles of this Article and Schedule 6.1 (“Consolidated EBITA Statement”).

6.4 The Seller may contest the Consolidated EBITA Statement in accordance with the same principles, including objection procedures, as set out for the Buyer 1 with respect to the Trade Working Capital Adjustment in Article 4. In the event of objections, the procedures of Article 4 shall apply in the same manner.

6.5 Payment resulting from the EBITA Adjustment, if any, shall be regulated as provided in the Loan Agreement in Schedule 5.1.(iv).

6.6 For the absence of doubt, the participation, if any, of any director or officer of the Seller or the Seller’s Guarantor in an advisory board capacity to Buyer 1 for any period of time, shall not be deemed to affect the Seller’s rights under this Article including the right to object to the calculation of Consolidated EBITA.

§ 7

Guarantees of Seller; Disclaimers

7.1 Seller hereby guarantees to Buyers in the form of an independent promise of guarantee pursuant to Section 311 sub Section 1 of the German Civil Code (BGB) (selbständiges Garantieversprechen) and under exclusion of the statutory laws regarding warranties under sale contracts that the following statements are true and correct as of the Transfer Date, unless explicitly provided otherwise hereinafter. The Parties agree that the following guarantees do not constitute guarantees for the condition of assets (Beschaffenheitsgarantien) within the meaning of Sections 443 and 444 of the BGB:

7.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has full power and authority to carry on the Business as now conducted and to own and freely dispose of the Assets. No insolvency proceedings have been instituted against Seller; nor are there any circumstances which would justify the filing of insolvency petitions.

7.1.2 All necessary corporate and other proceedings required to be taken by or on the part of the Seller in connection with this Agreement including, without limitation, any action required to be taken by its board to enter into this Agreement and to sell, transfer and convey the Assets and Real Estate as agreed herein have been, or prior to the Transfer will be, duly and properly taken.

7.1.3 This Agreement has been duly executed and delivered by the Seller and is valid and enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

7.1.4 The Seller has good and marketable title to all of the Assets free from any encumbrances and any rights created for the benefit of third parties except for statutory pledges or retention of title or security transfer to secure indebtedness entered into during the ordinary course of business, other than any qualifications to title (such as pendancy of trademark registrations) specified in the Schedules hereto and the encumbrances if any as set out in the Land Sale and Transfer Agreement set out in Schedule 1.2. The Land Sale and Transfer Agreement stipulates that the Real Estate is being transferred free of mortgages (Grundpfandrechte). Seller has the right to transfer the Assets and the Real Estate as contemplated under this Agreement and is not bound by any other agreement on the sale of the Business.

7.1.5 The Assets transferred constitute all material Assets of the Business necessary for the conduct of the Business under the law applicable at the Transfer Date for the present product schedules and capacities. The Assets constituting plant and equipment are in good operational condition in view of their age, have been maintained according to ordinary maintenance schedules and there are no apparent defects in the plant and equipment which would materially impair their use in the ordinary course of business.

7.1.6 The Transfer Balance Sheet, as well as the Seller’s unaudited financial statements for the business year 2004 and the unaudited pro forma balance sheet for the Business for the period ending December 31, 2005 (attached collectively as Schedule 7.1.6 , were and will be prepared in accordance withGerman GAAP ;,

(ii) the assumptions set out in Schedule [7.1.6 ] including in particular, the principle of balance sheet continuity as well as the principles of lowest value assessed (Niederstwertprinzip) and of general precaution (Vorsichtsprinzip) and by continually making use of rights of choice as well as the Seller’s present accounting practices for the Business consistently applied, and are and shall accurately reflect the financial, capital, revenue and other financial affairs of the Business in all material respects for the matters reviewed therein

7.1.7 The Employees constitute all the employees connected with the Business as of the Transfer Date, together with their seniority, prospective 2006 salary, and other benefits. In addition:

(i) Schedule 7.1.7 (i) contains a complete list of all shop agreements and applicable collective labour agreements;

(ii) Except as disclosed in Schedules 1.2.6 , no material commitments for salary increases or increase of other remunerations were entered into, except for adjustments due to collective labour agreements or company practice (betriebliche Übung) including those listed in Schedule 7.1.7 (i) ;

(iii) There exist no individual pension arrangements for the management or Employees listed in Schedule 1.2.6 or other pension schemes other than as disclosed in Schedule 7.1.7 (iii). There is no pending labour dispute litigation related to the Business before any courts, authorities or arbitration bodies to which any of the Employees is a party, be it as plaintiff, defendant, applicant or opposing applicant; nor has any such litigation been threatened.

(iv) There are no part-time old age (Altersteilzeit) Employees connected with the Business other than those listed on Schedule 1.2.6.

(v) Other than as listed in Schedule 7.1.7 (ii) the Employees have not been granted any bonuses or other types of consideration payable in connection with or related to the transaction contemplated by this Agreement.

7.1.8 All wages, taxes and other current obligations with regard to the Employees up to the Transfer shall be accrued in the ordinary course of the Seller’s business, in accordance with German GAAP and the Seller’s present accounting practices, for purposes of the Transfer Balance Sheet. All pension and old-age part-time retirement obligations (collectively “Pension Related Benefits”) with regard to the Employees being transferred have and will be properly reserved by the Seller as of Transfer Date in accordance with German GAAP, subject to the Parties’ agreement on the December 31, 2005 valuation.

7.1.9 There are no contracts including the Contracts in Schedule 1.2.7. material to the Business which are the subject of any litigation or material complaint, or of any notice of termination or cancellation other than in the ordinary course of business. In particular the Seller has not received from any of the Business’ largest twenty customers in terms or revenues notice of intent to terminate or materially decrease their customer relationship with the Seller other than in the ordinary course of business (including current contractual relations and cycles and typical sales fluctuations).

7.1.10 Except for the Excluded Assets in Schedule 1.3 and the matters covered in the SAP Services Agreement attached as Schedule 18.7.1 the intellectual property of the Business being transferred to Buyer 1 including the intellectual property listed in Schedule 1.2.8 includes all material intellectual property owned by the Seller and used in connection with the Business other than third party intellectual property which may be part of any service or supplies to the Business in the ordinary course of business.

7.1.11 There is no intellectual property used in the Business and transferred to Buyer 1 which is subject to any material third party consents other than any pending trademark registration (s) and typical software licenses and the like; or which to the best of Seller’s knowledge infringes on any rights of third parties by manufacturing and/or marketing its present products or by any other act carried on by the Business.Seller has received no notice or claim of any such infringement.

7.1.12 The Trademarks, Tradenames and Business specific websites listed on Schedule 1.2.5 constitute all trademarks, tradenames and websites used in the Business, other than with respect to other websites of the Seller’s Guarantor or its subsidiaries which may mention the Business as reflected in such Schedule.

7.1.13 The Business has all permits needed to operate the Business under the present product schedules and capacities, and the Seller is currently operating the Business in compliance with all material conditions and obligations in such permits and to the best of Seller’s knowledge has operated the Business in such compliance in the two years prior to the Transfer In addition the Seller has not received any notification or communication announcing or threatening to revoke any permit; nor has any permit been revoked; nor has any such permit been amended in any materially adverse way.

7.1.14 There are no lawsuits, governmental investigations, or litigation including arbitration claims (collectively “legal action (s)”) pending or threatened with regard to the Business; nor has there been any settlement of any such legal action related to the Business in excess of 150,000 EUR (one hundred and fifty thousand EUR) for any single claim for the past two years, excluding the ongoing environmental clean-up and remediation program disclosed in the Environmental Disclosure Statement in Schedule 7.1.15. In the past two years there have been no defective product claims relating to Business products resulting in any material adjustment of price, recall or payment of material amounts to any recipient or user.

7.1.15 The statement attached as Schedule 7.1.15 (the “Environmental Disclosure Statement”) provides an accurate overview of the environmental condition of the Real Estate. Except as set forth in the Environmental Disclosure Statement, the Business is operating in compliance with all environmental and other related laws, taking into account the ongoing clean-up and remediation measures as described in the Schedule.

7.1.16 Other than the clean-up and remediation program referenced in the Environmental Disclosure Statement, as of the Transfer Date, there are no pending or threatened proceedings or processes in progress commenced by third persons, including governmental authorities, including claims of any kind, involving the Seller or the Business regarding environmental conditions at the Real Estate.

7.1.17 Schedule 7.1.17 contains a list of all material insurance contracts which relate to the Business. There are no material claims regarding the Business pending under any such policies.

7.1.18 The Seller has made no unusual or extraordinary pre-payments outside the ordinary course of business for services or goods for the Business .

7.1.19 Since December 31, 2005 the Business has been operated in the ordinary course in accordance with past practice and no specific new events particular to the Business have occurred or arisen which would have a material adverse effect on the operations or the economic status of the Business, excluding general matters such as pending or contemplated changes in governmental regulation (including tax rates (if any)), weather trends, competitive industry developments and the like which are generally known to businesses or the public and which may or may not have an adverse impact on any similar industry.

7.2 Seller makes no warranties or representations, whether express or implied, other than stated hereinabove in Article 7.1, and specifically disclaims any other representations or warranties of any kind in connection with the Business, except to the extent such are mandatory and may not be disclaimed under applicable law.

7.3 Seller in particular makes no warranty for the correctness, completeness or sufficiency of any future looking interpretation, evaluation, plan, remediation plan, expectation or forecast provided to the Buyers, for any purposes including with regard to future sales, turnover, earnings, profit, required repairs and investment, including, markets and market shares or otherwise.

7.4 In addition, the scope of the foregoing warranties, other than the warranty of title under Article 7.1.4, are limited by the contents of information whichBuyers received during their due diligence of the Business in written or electronic form which Buyers received with respect to environmental matters from its advisors ERM , or which were provided by the Seller appear in 11 binders of documents countersigned in duplicate and to be exchanged after the Transfer between the Parties’ respective counsel (WBS Rechtsanwalte and Tiefenbacher). For the sake of good order the 11 binders consist of : (i) 6 binders received from Sellers’ investment advisors, Close Brothers GmbH, consisting of documents made available in an electronic data room during the due diligence process; (ii) 2 binders of legal due diligence documents; (iii) 2 binders of environmental information from the Seller ; and (iv) one binder of financial information, the binders in (ii) – (iv) inclusive having been provided to WBS by Tiefenbacher.

§ 8

Taxes and VAT

8.1 Buyer 2 shall be responsible for payment of any real estate transfer tax applicable to the transfer of the Real Estate.

8.2 In relation to VAT, the parties agree that the transaction under this Agreement is subject to VAT and that the Purchase Price shall be increased by VAT. The Buyers shall deliver to Seller by no later than March 7, 2006 standard executed forms of assignment (Abtretungsanzeige) from Buyer 1 and Buyer 2 containing the correct amounts of VAT under this Agreement. Seller shall provide Buyers within ten working days of the Transfer proper VAT invoices (VAT Act, Section 14). Provided that the invoices are delivered to Buyers within the time provided, if Buyers fail to deliver the VAT assignments to Seller, or if the assignments are for less than the full amount due, then Buyers shall be liable to pay Seller immediately the VAT amount not covered, with interest running on any unpaid amount, from March 10, 2006, at the European Central Bank rate plus 8 per cent until the date of payment by Buyers, or from the date of reimbursement of the VAT amount to the Seller by the authorities, whichever is earlier.

8.3 Seller shall be liable for any other taxes, fees, social security dues and similar duties and rates not covered in Articles 8.1 and 8.2 arising from operation of the Business for the period up and including to the Transfer Date, and agrees to indemnify the Buyer against any such charges for which the Seller is responsible.

8.4 Buyer shall be liable for all taxes, fees, social security dues, and similar duties and rates taxes for the Business incurred for the period after the Transfer Date and agrees to indemnify the Seller against any such charges.

8.5 Notwithstanding any other provision herein, any VAT payable for Business sales up to and including the Transfer Date shall be for the account of the Seller, as well as any VAT recoverable on Business purchases by the Seller up to and including the Transfer Date.

§ 9

Environmental Matters

9.1 For the purposes of this agreement the following definitions shall apply:

(i) “Environmental Contamination” means contamination of the soil, sediments, subsurface, land surface, surface water or ground water on any Real Estate by hazardous, toxic or dangerous substances from industrial, commercial or any other use within the Real Estate by which, a danger to public safety and order (“Danger”) is caused and which originated prior to the Transfer Date and which continues after the Transfer Date through no act or omission of the Buyers.

(ii) “Clean-Up Measures” (Gefahrenabwehrmaßnahmen) are measures which serve the proper and necessary elimination of the Danger caused by Environmental Contamination on the Real Estate, including the necessary preparatory proceedings, consulting, project management, engineering and monitoring services and the disposal of a waste relating thereto as well as environmental investigations carries out on any of the Real Estate.

(iii) “Clean-Up Costs” (Gefahrenabwehrkosten) are costs and expenses actually and reasonably incurred in connection with and necessary for the execution of Clean-Up Measures.

(iv) “Third Party Costs” means costs and expenses actually and reasonably incurred arising from (i) statutory claims and tort claims of third parties for damages caused by Environmental Contamination, or (ii) contractual claims of third parties for damages caused by Environmental Contamination on Real Estate. (“Third Party Claims”).

(v) “Environmental Costs” means Clean-up Costs and Third Party Costs, provided that Environmental Costs do not include the costs and expenses incurred or to be incurred after the Transfer Date in connection with the clean-up and remediation plan referenced in the Environmental Disclosure Statement as projected under “Budgeted Environmental Costs” in such statement up to and including 2010, and going forward on a consistent basis for those same costs until the completion of such specific clean up and remediation program. In addition, for the avoidance of doubt, any costs which may be incurred with the section “Other Areas” on page 4 of the Environmental Disclosure Statement shall be included in Environmental Costs.

9.2 From the Transfer Date, the Seller shall indemnify Buyers (or either of them as Buyer 2 may direct) for fifty percent (50%) of Environmental Costs incurred by either of Buyers provided that the Seller shall not be liable unless such costs are incurred:

(i) as a result of a final (Bestandskräftig) or immediately enforceable (Sofort Vollziehbar) order (Verwaltungsakt) issued by any competent public authority (Behörde) relating to an Environmental Contamination under applicable laws or a final (Rechtskräftig) court judgement; or

(ii) as Third Party Costs; or

(iii) where action is immediately necessary in the Buyers’ reasonable judgment to avoid or mitigate a Danger.,

((i) (ii) and (iii) collectively known as “Events”). For the absence of doubt, Events (i) and (ii) do not include any matters proposed, instigated or caused by the Buyers directly or indirectly.

9.3 If any of the Events under Article 9.2 occurs, the Buyers shall provide immediate notice and sufficient information thereof to Seller in writing, as well as access to the Business and Real Estate as may be required, together with a preliminary estimate of the Environmental Costs when practicable so as to allow Seller the opportunity to consult with Buyers on the proposed Costs and course of action. No Environmental Costs may be incurred by the Buyers which are subject to Seller’s indemnity unless Seller has been given 15 days notice to respond in order to consult with regard to the Event and prospective Costs, except in the event of Environmental Costs incurred under Article 9.2 (iii)

9.4 In the event that immediate action is not necessary under Article 9.2 (iii) and the parties are unable to agree within 30 days of the Buyers’ notice to the Seller on the Environmental Costs, the Buyers may proceed to incur the costs in their own judgment, subject to the claims procedure for indemnities under Article 12

9.5 In the event either Buyer has a claim for compensation regarding Environmental Contamination against any prior owner of the Real Estate other than the Seller, it shall immediately notify the Seller in writing of its intention to bring such a claim. The Seller, without limitation to its indemnity obligations to Buyers under this Article, may at its option require the Buyers to assign their claims to Seller to pursue at its own cost for the benefit of itself and the Buyers. Any recovery obtained by the Seller from any prior owner shall be used to first reimburse:

(i) the Buyers for any Environmental Costs in excess of the indemnity paid by the Seller to the Buyers, if any, under this Article for such claim and then

(ii) The Seller to reimburse it for its indemnity of the Buyer, with any excess recovery being paid to the Buyers and the Seller pro rata proportion to the costs incurred in relation to such Environmental Contamination.

9.6 All claims by Buyers to Seller for Environmental Costs shall be time barred if brought more than five (5) years after the Transfer Date and in any event, Seller’s liability for all such claims shall be limited to claims which constitute Qualifying Claims under Article 11 for any single claim or series of claims arising out of the same cause and 1,500,0000 EUR (one million five hundred thousand EUR)] cumulatively for all such Qualifying claims, provided that in the event that the limitation under this Article is exceeded, then Buyers at their option may seek recovery for the excess amount against any amount remaining for payment of other claims under Article 11.1.4.

9.7 For the absence of doubt, the costs and liability for conditions including environmental conditions of any kind, originating from the Real Estate or the operations of the Business after the Transfer Date, which have been caused by the Buyers’ acts or omissions, shall be for the sole account of the Buyers, who shall be responsible for indemnifying the Seller against any and all such liabilities and costs .

§ 10

Third Party Liability

10.1 Subject to Article 11, Seller and the Buyers shall indemnify each other and hold each other harmless from all third party liability claims related to operations of the Business, other than with regard to Environmental Costs, which are regulated solely by Article 9, from persons including customers, employees, products sold, or acts or omissions committed by the management or employees of the Business, within the scope of their duties depending on whether the occurrence giving rise to the claim happened before or after the Transfer Date, with the Seller indemnifying the Buyers if such event occurred before the Transfer and the Buyers indemnifying the Seller if such event occurred after the Transfer.

10.2 For all such claims other than for Environmental Costs under Article 9, arising out from an occurrence which happened on or before the Transfer and which continue to cause damage giving rise to the claim thereafter, liability of the Parties shall be apportioned according to the extent of their respective contributions to the damages claimed by such third parties.

§ 11

Remedies and Limitations

11.1 In case of breach of Seller’s guarantees under Article 7 or other liability under this Agreement, except as provided in Article 9 for Environmental Costs, or as otherwise specifically set out in this Agreement, the Seller shall compensate the Buyers for damages subject to the following limitations:

11.1.1 Seller shall be liable only for direct damages incurred by Buyers, with all indirect, consequential or exemplary damages of any kind. being expressly excluded Direct damages include reasonable costs and expenses incurred in resolving such claims, including reasonable attorney’s fees; however claims for general overhead and management and employee time are specifically excluded.

11.1.2 Claims for Seller’s obligations with respect to taxes under Article 8.3, and with regard to employees not transferred with the Business under Article 7 shall not be limited in amount. Claims for breach of guarantee of title under Article 7.1.4 shall be limited to 16,050,000 million EUR (sixteen million and fifty thousand EUR, plus or minus the Trade Working Capital Adjustment and other miscellaneous adjustments under this Agreement.

11.1.3 No claims other than those specified in Article 11.1.2 against the Seller shall be brought unless (i) the minimum value of such claim for any single event is at least 5,000 EUR (five thousand EUR) (a “Qualifying Claim”), unless the claim arises from a series of events arising from the same cause, in which case the claim shall be a Qualifying Claim when the composite value of each claim arising from such cause reaches the Qualifying Claim amount; and (ii) the cumulative amount of all Qualifying Claims has amounted to at least 75,000 EUR (seventy five thousand EUR) (the “Requisite Threshold’). Once the Requisite Threshold amounts are reached, the claims may be brought for recovery of all claims which are Qualifying Claims.

11.1.4 Qualifying Claims for all claims other than those specified in Article 9 (Environment) and Article 11.1.2, whether for breach of contract or any other undertaking, shall be limited cumulatively to an amount of 2,000,000.00 EUR (wo million EUR)

11.2	The Seller’s liability for any claim notwithstanding anything else in this Agreement shall be reduced:

(i) to the extent claims of Buyers are compensable by insurance taking into account any higher premiums as a consequence of such insurance payments; or

(ii) the extent to which the claims for damages, taxes or other liabilities are the result of Buyer’s failure to mitigate damages after the Transfer Date under BGB/Civil Code Article 254.

11.3 All claims for other than Environmental Costs under Article 9 to be valid must be notified to the Seller in writing within the following outside time limits:

(i) for tax matters, within the applicable statute of limitations plus six months therefrom;

(ii) for claims which relate to the title to the Assets pursuant to Article 7.1.4 within 15 years from the Transfer Date, provided that the provision by Seller of the documentation from the prior owner, Degussa , which in substance reflects the requirements of Article 2.5, shall reduce the remaining period for any such claims to 5 years from the Transfer Date; and

(iii) for all other claims within 18 months as of the Transfer Date.

11.4 For all claims including Qualifying Claims not reaching the Requisite Threshold, in addition to respecting the outside time limitations for such claims in Article 11.3, the Buyers shall be obliged to give the Seller written notice of each claim within a reasonable time after the Buyers become aware of a claim with details concerning the claim and availability of insurance therefore. For Qualifying Claims, the Buyers shall also provide such notice and accumulate all Qualifying Claims up to the Requisite Threshold hereunder before submitting a restated cumulative claim for all Qualifying Claims; if the Requisite Threshold is reached within 30 days of the expiry of the relevant time limitation, the Buyers may submit a cumulative claim within 30 days after the expiry of the relevant time period.

11.5 Seller’s liability for any claim or set of claims shall expire automatically if they have not been submitted to dispute resolution under Article 24 within one year from the date of submission of such claims to the Seller, unless the Parties agree in writing to extend the time for submitting such claims to dispute resolution in order to resolve such claims amicably.

11.6 In the unlikely event that (i) the provisions of Article 7, contrary to the intention and explicit understanding of the Parties, are regarded and construed as qualified guaranties concerning the object of the purchase within the meaning of Sections 443, 444 of the German Civil Code by the relevant competent court or arbitration tribunal with jurisdiction over a claim under this Agreement, and (ii) the limitations of the Seller’s liability contained in this Article 11 are regarded as wholly or partially in contravention of Section 444 of the German Civil Code, and (iii) Seller is therefore denied the ability to invoke and rely on the limitations of Seller’s liability contained in this Article 11 the Buyers, having consulted with counsel, hereby waive the right to assert claims exceeding the limitations of the Seller’s liability provided herein, and the Seller accepts such waiver.

§ 12

Indemnification Procedures

12.1 In cases of indemnification, the indemnifying party shall cooperate fully with the indemnified party with respect to the defence of any third party claim which gives rise to an indemnity claim.

12.2 For all such claims arising from occurrences prior to the Transfer, other than environmental matters regulated by Article 9, the Seller shall have the right to control the defence of and settle any such claims with counsel of its own choosing at its own expense, whereas for claims arising from occurrences after the Transfer, the Buyers shall have the same right, provided that:

(i) claims involving third party environmental claims under Article 9, where the Seller is also a party to the claim, the Seller shall have a right to participate in the matter with counsel of its own choice and the Buyer shall not settle any such claim by the third party without the Seller’s consent, such consent not to be unreasonably withheld; and

(ii) in the event of any customer claims arising from product shipments prior to the Transfer from persons who remain customers of the Business after the Transfer, the Buyers shall have the right to control the defence of such matters, provided that any settlement of such claims without the Seller’s consent, such consent not to be unreasonably withheld, shall be at the Buyer’s sole risk and cost if the Buyer so chooses.

12.3 In settling any third party claim which is subject to a right of indemnification, the party with the right to control the settlement, as a condition of the settlement, shall be obliged to obtain in advance of such settlement a complete and binding release satisfactory to the indemnified party, approval of such not to be unreasonably withheld, from the third party claimant of the indemnified party and shall provide the indemnified party an opportunity to review the release in advance and a final copy of such a release.

§ 13

Buyers Guarantees

13.1 Buyers hereby guarantee to Seller in the form of an independent promise of guarantee pursuant to Section 311 subSection 1 of the German Civil Code (BGB) (selbständiges Garantieversprechen) and under exclusion of the statutory laws regarding warranties under sale contracts that the following statements are true and correct as of the Transfer Date, unless explicitly provided otherwise hereinafter. The Parties agree that the following guarantees do not constitute guarantees for the condition of assets (Beschaffenheitsgarantien) within the meaning of Article 443 and 444 of the BGB:

13.1.1 Each of Buyer 1 and 2 is a limited liability company duly established in accordance with all applicable regulations, valid existing and in good standing under the laws of Germany for the purpose of acquiring and operating the Business and shall have as of the Transfer the full power and authority to carry on the Business as now carried on by the Seller.

13.1.2 All corporate and other proceedings required to be taken on the part of Buyers, including, without limitation, all action required to be taken by the directors or shareholders of the Buyer to authorize the Buyers to enter into this Agreement have been, and to carry out this Agreement and to purchase the assets hereunder have been duly and properly taken.

13.1.3 This Agreement has been duly executed and delivered by Buyers and is valid and enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency.

13.1.4 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby upon satisfaction of the conditions set forth herein will not, in a manner which could materially and adversely affect the consummation of the transactions contemplated hereby:

i) Result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the certificate of incorporation or by-laws of Buyers, or any agreement, lease, mortgage, note, bond indenture, license or other document or undertaking, oral or written, to which Buyers or any of its subsidiaries or affiliates is bound, or by which any of its or their properties or assets may be affected; or

(ii) Violate any rule, regulation, writ, injunction, order or decree of any court, administrative agency or governmental body; provided, however, that no representation or warranty is made in this respect with respect to any antitrust law or similar foreign law.

§ 14

Employees

14.1. In accordance with Section 613 a) BGB (German Civil Code), and subject to Article 14.3, the Parties mutually confirm that the Buyer 1 shall as of the Transfer enter as employer into all rights, duties, contracts and agreements concerning the Employees remaining with the Business after the Transfer including, but not limited to, the individual contracts of employment, relevant collective agreements, if any, and Seller’s internal agreements with the workers’ representatives and customary and voluntary benefits and practices. Seller shall retain pension and any other liabilities relating to those Employees and other employees who do not in fact transfer to Buyer 1.

14.2. In accordance with Section 111 BetrVG (German Works Constitution Act) Seller has notified the Seller’s works council pertaining to the transfer of the Business. The works council and Seller have entered into negotiations for reconciliation of interests (Interessenausgleich) under Section 112 BetrVG with regard to the planned operational changes, and the works council has agreed to accept operational changes on the basis of a written reconciliation of interest agreement with the proviso that Buyer 1 shall join immediately after the Transfer if not done prior to the Transfer the relevant Employer’s Association (Arbeitgberverband der Chemischen Industrie Niedersachsen e.V., Hannover, Germany) and shall unconditionally accept and agree to enter and ratify the collective agreement (Firmenbezogener Verbandstarifvertrag) dated August 18, 23 and October 18 2005 as attached to this Agreement as Schedule 14.2 with no changes material to the Employees. In view of this action, Buyer 1 agrees to comply with the condition to join the Employer’s Association and to assume the obligations under the collective agreement as stipulated under Section 14.2. of this Agreement, and Buyer 1 shall indemnify Seller from all claims and damages in case non-compliance.

14.3 Subject to Articles 14.4 through 14.9, Seller is responsible for all costs, and expenses and other obligations relating to Employees up to the Transfer, except for accrued vacation time which will be assumed by Buyer 1. Any such obligations which are not paid up or satisfied as of the Transfer shall be apportioned and adjusted between the Seller and Buyer 1 at the same time as the Trade Working Capital Adjustment.

14.4. As of the Transfer Date, all rights and duties arising from accrued Pension Related Benefits (as defined in Article 7.1.8) towards the Employees will be transferred to the Buyer 1 and will be continued by Buyer 1. Buyer 1 shall indemnify the Seller from any and all claims in connection with any liability related to such Pension Related Benefits, which are fully reflected in the Business Purchase Price based on agreed valuations as of December 31, 2005.

14.5 The Seller shall retain all liabilities for all Pension Related Benefits for all employees of the Business other than for Employees listed on Schedule 1.2.6 and shall indemnify Buyer against any pension related liabilities in connection with such employees.

14.6 For Pension Related Benefits which are based on direct pension promises (“Direktzusagen”), the amount of liabilities shall be calculated as December 31, 2005 based on the book reserve in accordance with German GAAP (sec 6a Income Tax Law) using the updated Heubeck mortality tables 2005. The amount of old-age part-time liabilities in particular shall be valued based on the principles stipulated in the decree of the German Federal Finance Ministry as of 14 October 1999 using the Heubeck mortality tables 2005].

14.7 Insofar as Pension Related Benefits are financed by a “Pensionskasse” from employee salary withholdings, the Seller shall insure that all such withholdings will be made in the ordinary course of business up to the Transfer, and that any withholdings required to be made under the relevant plan not made by the Transfer in the ordinary course shall be made thereafter by the Buyer, who undertakes to carry on the employer’s obligations as a member of the “Pensionskasse” from the Transfer Date.

14.8 If an Employee listed on Schedule 1.2.6 refuses to transfer to the Buyer 1 as of the Transfer through no fault of the Buyers, the transferred book reserve amount calculated in accordance with the above principles shall be repaid by the Buyer 1 to the Seller at the same time as the Trade Working Capital Adjustment under Article 4 as Buyer 1 will not take over the liabilities for the Pension Related Benefits of the Employee.

14.9 In so far as such an Employee has in fact left his employment as of the Transfer, the transferred book reserve amount for such Pension Related Benefit liabilities shall also be repaid by the Buyer 1 to the Seller at the same time as the Trade Working Capital Adjustment under Article 4 If an event (such as retirement, death or disability) triggers a pension benefit for an Employee before the Transfer, the transferred book reserve amount shall be equally repaid by Buyer 1 to the Seller at the same time as the Trade Working Capital Adjustment.

§ 15

Third Party Property

15.1 The Seller shall make its best efforts to facilitate the transfer to Buyer 1 or to Buyer 2 as the case may be of all rights and benefits of property used in the Business or Real Estate or rights thereto, if any, which are the property of third parties or which are under contract or licence to the Seller, except where such rights, belong solely to a Seller’s affiliate and are excluded from the scope of this Agreement, and shall execute any and all documents and consents required from it to transfer such rights.

15.2 Seller will be obligated only to make its best efforts to facilitate such transfers, but the Seller is not liable for any failure in achieving such transfers. Buyers shall accordingly also make their best efforts to secure such transfers or consents to transfer or substitute other suppliers for the same property which may be useful to or required by the Business.

§ 16

Third Party Contracts

16.1 Effective on the Transfer, Buyers shall enter into Seller’s position and assume all rights and obligations with regard to the Assets including the contracts listed on Schedule 1.2.7. With respect to contracts of the Business and related to the Real Estate not capable of transfer by operation of law or by Seller’s unilateral assignment, or which require express consent of the other party, Seller shall use its best efforts to facilitate the transfer of such contracts, and Buyers shall also make their best efforts in this regards, but in no event shall the Seller be liable for the failure of any such contracts to transfer to Buyers.

16.2 If, despite the Parties’ best efforts, consents cannot be obtained to transfer the contracts which are the subject of Article 16.1, the:

(i) the Buyers shall make theirs best efforts to replace such contracts for the benefit of the Business and the Real Estate; and

(ii) with respect to such contracts that are material to the Business, if any, the Seller shall if legally possible and financially practicable continue to act on the Buyer 1’s or Buyer 2’s (if related to Real Estate operations) behalf to perform such contract or obtain the benefit of such contract for the benefit of the relevant Buyer until the expiry or the termination of the contract in the normal course of business, provided that the Buyers shall bear all risks including commercial and credit risks in connection with such transactions, with Buyers indemnifying Seller for any and all claims relating to the performance or non-performance of such contracts entered into or performed by Seller on Buyers’ behalf.

16.3 Seller shall indemnify and hold Buyers harmless of all costs connected with the performance of contracts transferred with the Assets up to and including the Transfer Date.

16.4 Buyers shall indemnify and hold Seller harmless of all costs connected with the performance of the same contracts after the Transfer Date, subject to the provisions of Article 11.2 on indemnification regarding customer claims for matters arising prior to the Transfer Date where the customer continues to be a customer of the Business after the Transfer.

16.5 Where consents are obtained to assign contracts to Buyers, they shall be notified to the Seller in writing in advance, and the Seller may require that such assignments are without recourse to the Seller for any matters arising after the Transfer Date.

§ 17

Permits

17.1 The parties confirm that regarding permits for the Business (‘behördliche Erlaubnisse’ ) necessary for the operation of the Business in rem which will not require a transfer, Buyers shall have the right to the direct benefit from such permits as of Transfer Date.

17.2 The Seller in cooperation with the Buyers shall take all necessary steps to facilitate the transfer of or assist the Buyers in procuring other specific permits, if any, which require application by the Buyers, if any, related to the operation of the Business on the Transfer Date but are not responsible for the failure of the Buyers to procure such permits.

§ 18

Business Transition and Separation

18.1 The Seller shall vacate the premises at the Bodenfelde site containing its non-Business related activities, including removal of all Excluded Assets relating thereto, within six months after the Transfer Date and until then may remain on the premises for purposes of conducting its Activated Carbon Business on the terms specified in Schedule 18.1.

18.2 From the Transfer Date, Buyers shall have the right and obligation to evidence by use of its own tradenames, marks and signs, as well as through web based information, that Buyers have taken over the Business.

18.3 The parties will publish joint communications at a mutually agreed time on the transfer of the Business, the timing and content of such publications to be approved by the parties in advance of their release by either Party.

18.4 From the Transfer Date the Buyer 1 will be responsible for collection of all accounts receivable and for paying all outstanding trade payables of the Business. The Seller will hold for Buyer 1’s account any funds collected after the Transfer Date for accounts receivable which have been transferred hereunder, and shall forward funds to Buyer 1 within 15 days after receipt of the funds, and shall promptly refer from the Transfer Date any inquiries for products of the Business to the Buyer 1. Buyer 1 shall similarly pay any funds received or collected after the Transfer for the Seller for any matters other than for the Business transferred within the same time period and shall promptly refer to the Seller or the designated Seller affiliate any inquiries from Transfer Date for Seller’s products or services unrelated to the Business. Buyer 1 and Seller shall advise and train their personnel in this regard appropriately.

18.5 Any charges pre-paid by the Seller in connection with the operations of the Business for periods including time after the Transfer Date shall be apportioned and settled between the parties at the same time as the Trade Working Capital Adjustment under Article 4 pro-rata based on the applicable time period for the charges incurred and paid. These may include but not be limited to Real Estate or other local taxes if applicable, utility and fuel charges, as well as any reimbursements for such matters for such periods.

18.6 Following the Transfer Date, the Buyer shall not use the names “Chemviron”, “Calgon” or any confusingly similar variation thereof or of any name, symbol, trademark, owned or used by the Seller or any of its affiliates to the extent such marks are not transferred to Buyer 1 hereunder or by separate written agreement. However, Buyer 1 shall have the right to continue using such names, symbols, trademarks, etc solely in connection with the following :

(i) on pre-printed packaging used for sale of the inventories of finished products and work-in-progress of the Business existing as of the Transfer Date through the end of the 2007 calendar year, provided that the Buyer uses its best efforts to label or re-label prominently with its own name the Seller’s sticker on each of the pallets on which such packaging is shipped; and

(ii) for a period of (a) 60 days generally from the Transfer Date as a trademark or tradename name to indicate the continuity of the source of such products for transition purposes only but not to indicate carrying on the Business by or in the name of the Seller in connection with such sales and provided that Buyer 1’s company name clearly appears in all documentation from the Transfer as the supplier of any Business products; and (b) with respect to the trademark “Chemviron Carbon Der Sommer Hit” listed on Schedule 1.2.5 and transferred to the Buyer to use that part of the trademark being “Chemviron Carbon” in connection with such mark (i) for such time as may be necessary for Buyers to secure registration for Germany of the pending trademark “Buchen Grill Holzkohle der Sommer Hit” or of “Der Sommer Hit” as a stand alone trademark, or of any other trademark or figurative mark (with a design) including the words “Der Sommerhit” in connection with the same class of goods for which “Chemviron Carbon Der Sommer Hit” is registered in Germany, and (ii) provided that Buyers pursue the registration of such marks diligently ; (ii) do not expand use or application of “Chemviron Carbon Der Sommer Hit” beyond its use intended prior to the Transfer and in all cases (iv ) the Buyers indemnify and hold harmless Seller from any and all claims arising out of such use of misuse of the Seller’s name or marks “Chemviron Carbon”. Seller shall reimburse Buyer for the reasonable costs in continuing the registration to completion of either “Buchen Grill Holzkohle der Sommer Hit” or the registration of “Der Sommer Hit” as a stand alone mark, whichever comes earlier, or of an alternative mark with “der Sommer Hit” in the mark for the same class of goods, provided that such reimbursement shall be limited to one successful registration and that in the event that an opposition is filed for any of these registrations, the Seller shall have the right to take over and control the prosecution of such mark(s) for the benefit of the Buyer until one such mark is granted.

18.7 The Seller will also continue to provide Buyers with:

(i) SAP services on the terms set out in Schedule 18.7 (i) ; and

(ii) access to and use of the computer systems currently leased by the Business from third parties to the extent permitted by its lessors on the terms agreed under Schedule 18.7 (ii) .

18.8 Buyers shall assist Seller in providing information and data, including the time of relevant personnel needed to interpret the same, to the Seller and tax authorities in connection with any tax audit of the Seller relevant to the Business, one of which is anticipated in the ordinary course of such reviews in 2006.

18.9 In receiving any of personal information or data transferred with the Assets of the Business, the Buyers shall be solely responsible from the Transfer Date to comply with all relevant data protection laws and regulations with respect to the receipt, handling and processing of such data.

§ 19

Mutual Access and Information

19.1 Subject to Article 19.3, the Seller shall continue to make available to the Buyers by copy or in electronic form any records relevant or necessary to the ongoing operations of the Business which are Excluded Assets as specified in Schedule 1.3 for a period of two years from the Transfer Date, provided that:

(i) the Buyers may at any time up to that date make copies of any such records for its own files at its own expenses; and

(ii) after such date the Seller cannot guarantee that such records will be available or accessible.

19.2 The Buyers will also grant the Seller access to and information in transferred files and documents to the extent that such access or information is necessary for the orderly conduct of the Seller’s business, including by photocopy, if sufficient.

19.3 The Parties may in either case deny the other Party direct access to information it considers as sensitive or confidential or as a business secret and/or unrelated to the business of the other Party, in which case, access will be given indirectly by permitting an attorney, or another person similarly obliged to professional secrecy, to peruse the files to review the relevant information contained therein.

§ 20

Non-Competition

20.1 Neither the Seller nor any of its affiliates with the Calgon Carbon Corporation (USA) group of companies (the “Calgon Affiliates”) shall compete for a period of two years from the Transfer Date within the European Union as it exists on the Transfer Date (plus any EU accession and EFTA states as of such date including Switzerland) as well as Turkey, directly or indirectly the Business as conducted on the Transfer Date, either by direct competition or by investing in any competitive business.

20.2 For the sake of good order, direct or indirect competition shall mean only intentional and material ongoing sales of competing products amounting to at least 10,000 EUR per sale or series of related sales and does not include unauthorized or immaterial or incidental acts of selling or distributing charcoal for domestic consumer use by individuals who may be connected with the Seller.

20.3 This undertaking shall also not apply to:

(i) the Seller or any of the Calgon Affiliates acquiring any interest ,controlling or otherwise, in any business which produces charcoal, including wood based charcoal, for non-consumer charcoal applications in its or in the Calgon Affiliates’ Activated Carbon Business; or

(ii) acquiring and holding direct or indirectly interests or securities of any business engaged in such direct or indirect competition in a company so long as such activity does not constitute more than 10 % of the gross revenues of such business. The compensation for this non-compete obligation is included in the Business Purchase Price.

20.4 In the event that the Seller or a Calgon Affiliate does acquires a business which contains an activity subject to the limitations in this Article in competition with the Business, then the acquisition shall be notified to the Buyers, and the Buyers shall have a 90-day right of first refusal to acquire such business on mutually satisfactory terms, and failing agreement, then the Seller or the Calgon Affiliate shall make its best efforts to divest the business to another buyer taking to regard the Buyers’ best interests under this non-competition undertaking, provided that nothing herein shall require shutting down the business in the event the right of first refusal is not exercised or a buyer is not found.

20.5 For each breach of this non-competition undertaking, the Seller shall pay to Buyer 1 an amount of 100,000 EUR (one hundred thousand EUR) as liquidated damages for each violation; in case of a continuing violation, each two week continuing violation shall be considered as a separate violation, provided that in all events Seller’s liability as the case may be for all such liquidated damages shall be limited to a total of 2,400,000 million EUR (two million four hundred thousand EUR) over the two year period of this undertaking.

20.6 The Seller recognizes that the non-competition undertaking is essential to the Buyers’ investment in the Business and that damages may not adequately compensate the Buyers for breach thereof and therefore agrees that on proof of breach of such undertaking the Buyers may, notwithstanding the arbitral provisions of Article 24, pursue injunctive relief in court to prevent continuation of any such activity without limitation to its rights to recover any damages suffered thereby.

§ 21

Other Security; Bank Guarantees

21.1 As security for any of Buyers’ claims under this Agreement, upon payment of the part of the Business Purchase Price and Real Estate Price under Article 5 Seller shall have prepared for delivery to the Buyers in their joint names—under the conditions of this Article two separate directly enforceable unconditional first demand bank guarantees (selbstschuldnerische unbedingte Bankbuergschaft auf erstes Anfordern) substantially in the form attached as Schedule 21.1 issued by a reputable international bank with a German branch, each in the amount of EUR 1,000,000 (one million EUR) (collectively the “Bank Guarantees”).

21.2 One Bank Guaranty shall be valid for a time period of 12 months as from the Transfer Date while the second Bank Guaranty shall be valid for a time period of 18 months as from the Transfer Date.

21.3 The Bank Guarantees shall be handed over from the Seller to Tiefenbacher promptly after the Transfer with the trust condition (‘Treuhandauflage’) to forward the Bank Guarantees to WBS immediately after Tiefenbacher has been notified and has verified that (i) the amounts due on the Transfer Date has been received by Seller ; (ii) the full amount of the Security Withholding under Article 5 has been paid into the client escrow at Tiefenbacher within the time required under such Article; and (iii) the Buyers have complied with their obligations under Article 8.2 to provide documents necessary (Abtretungsanzeige) to the Seller to enable it to avoid cash payment of VAT due by claiming Buyer(s)’s reimbursement. If the condition in Article 21.3 (iii) has not been fulfilled, then Tiefenbacher shall hand over the Guarantees to WBS as above within 5 days after the VAT reimbursement is paid by the VAT authorities to the Seller, and Buyers have paid the interest due on such payment to Seller under Article 8.2.

21.5 Notwithstanding the delivery of a Bank Guaranty, a Buyer shall make no demand for payment under such Guarantees for any claim until:

(i) it has provided 30 day written notice of the claim to Seller on which the Buyer intends to make a demand, except where the Guarantees or any of them have less than 30 days remaining in which case the notice shall be equal to the remaining period of the Guaranty; and

(ii) the Buyer has given Seller an adequate opportunity and details of the claim within that same period to reach agreement with the Buyer on such claims.

21.6 If no agreement on the claim is reached within the above time periods, and the other conditions of this Article have been fulfilled, then Buyer shall be entitled to make a demand for payment under the Bank Guarantees, provided that the Buyer will then be obliged to make a formal claim to justify the use of the Bank Guarantee facility pursuant to the claim provisions of Article 24, with the burden of justifying the claim to be born by the Buyer. The losing party in arbitration shall pay the arbitrator’s fees and cost, with each side bearing its own costs for these specific claims provided that if the Buyer does not justify its claim it shall return the amount of the funds drawn down to the Seller immediately with interest at the European Central Bank Rate plus 8 per cent on the amount from the date of the drawn down on the Bank Guaranty.

21.7 If Buyers’ fail to pay in the Security Withholding as required by Article 5.1. (iii) for 10 additional working days beyond the original due date the Seller may either withdraw both Bank Guarantees, or may declare as fully vested the Seller’s Loan in the amount of 1,300,000 EUR (one million three hundred thousand EUR), which amount shall become immediately repayable to the Seller from that extended date with interest at the Loan rate from the original due date for such payment. Further, if as a result of the Buyers’ failure to meet their obligations under Article 8.2, the Seller must pay VAT due in cash, and the defects in performance are not cured to allow Seller to reclaim the VAT payment in full, then the Seller may also declare the Loan vested in the amount due with interest.

Furthermore, the failure of a claiming Buyer to repay to the Seller within 5 days an award in its favour under the provisions of this Article shall also result at Seller’s option in a reduction of any remaining Guaranty in the same amount or a vesting of the amount due in the same manner from the Seller’s Loan.

§ 22

Party Guarantees and Parent Undertakings

22.1 Buyer 1 and Buyer 2 hereby accede (“Schultdbeitriitt”) according to Sec. 311 subSection 1 BGB to all of each other’s obligations under this Agreement, and Buyer 1 and Buyer 2 shall be jointly and severally liable to the Seller for any resulting breaches hereof thereof.

22.2 In addition Buyer’s Guarantor as direct parent of Buyer 1 and Buyer 2 to facilitate this transaction also unconditionally agrees to act as surety for the obligations of the buyers hereunder and hereby guarantees the performance of any of their obligations under this Agreement including payment obligations, on 30 (thirty) days written demand to Buyer’s Guarantorin the event of any failure of Buyer 1 or Buyer 2 to meet such obligations.

22.3 Calgon Carbon Corporation parent of the seller as Seller Guarantor hereby unconditionally guarantees the performance of the Seller’s and the Calgon Affiliates’ following obligations hereunder:

(i) Seller’s guarantee of title to the Assets under Article 7.1.4;

(ii) Seller’s obligations with respect to indemnification of employee and tax obligations under Articles 4.3 and 8.3 respectively and

(iii) Seller’s and Calgon Affiliates obligations under the non-competition undertakings of Article 20 including payment obligations, all such guarantees being subject to the conditions, defences and limitations herein, including the benefit of the Buyers’ waiver under Article11.6 which the Parties agree apply to any claim under this guaranty. Further, performance of the Seller’s guaranty hereunder cannot be demanded until the Bank Guarantees under Article 21 have been exhausted.

22.4 All claims against under the guarantees of this Article by any guarantor hereunder are subject to the arbitral provisions of Article 24.

§ 23

General Provisions

23.1	“The or This Agreement” for purposes hereof mean this agreement including all its Schedules and attachments.

23.2 Any reference to “days” in this Agreement means working days excluding bank or public holidays, whereas any reference to a “week” means seven calendar days.

23.2 This Agreement contains the entire understanding of the Parties and the Guarantors as to its subject-matter and supersedes all prior agreements between them, oral or written concerning the same. No party hereto shall be bound by any condition, warranty, representation or undertaking of any kind, whether express or implied, except as set forth in this Agreement.

23.3 No purported amendment or modification of this Agreement shall be valid unless in writing and signed by the Parties and their Guarantors, subject to relevant notarial requirements under law.

23.4. This Agreement shall be executed in the English language, except for certain Schedules which are in German, and the Land and Sale Transfer

Agreement, which shall be executed in German. In the event of any inconsistency between any translation of any part of the English language Agreement into German.for any reason, the English language version signed at the Transfer Date shall be controlling for all purposes. 23.5 In the event of any inconsistency between the body of this Agreement and the Schedules or attachments, the more specific provision with respect to the subject matter thereof shall control.

23.6 Any notice, request, instruction, correspondence or other document to be given hereunder by either Party to the other or to a Party’s Guarantor (herein collectively called “notice”) shall be in writing in English and delivered by mail, post prepaid, private courier or by fax as follows:

If to Seller or the Seller’s Guarantor, addressed:

Chemviron Carbon GmbH

c/o Cornelius Majoor, President

Chemviron Carbon Europe

Address

Feluy, Belgium, Post Code

Fax : 0032.64.511.882

With a copy to:

Office of General Counsel

Calgon Carbon Corporation

400 Calgon Carbon Drive,

Pittsburgh, PA. 15205

Fax: (001-412) 787 4511

If to Buyer, addressed:

WBS Wegener Bechtel Schmidt

Heimhuder Strasse 69

20148 Hamburg, Germany

Fax : 00.49.40.80.80.344.10

Notice given by personal delivery, private courier or fax shall be effective upon receipt, supported by evidence of such receipt. A party may change its address to which notice is to be given to it, by giving notice as provided above of such change of address.

23.7. This Agreement, and the rights and obligations hereunder, shall be binding on the Parties and their successors in interest and may be assigned by any of the Parties without the previous written consent of the other Parties on notice to (i) any affiliated company which is under the common 100% ownership or control (direct or indirect) of the Party’s ultimate parent company, provided such assignment shall be with recourse against the assigning party, unless otherwise agreed in writing by the Parties and the Guarantors; and (ii) to any reputable financial institution.

23.8. Except as may be required for regulatory filings mandated under law applicable to either party or its affiliates, such as S.E.C regulation in the United States with respect to the Seller or its parent, the Parties hereto agree to keep the contents of this Agreement confidential except for the joint communication concerning the transfer, and except to the extent that either Party or its parent may be or become obliged to give pertinent information to any other authority, court, shareholder, lender, governmental agency or other person or entity, in which case the party shall provide prior notice to the other party of such matters, to the extent practicable in relation to its legal obligations.

23.9 The failure of a Party at any time to require performance of any provision of this Agreement shall not affect the right of such Party to require performance of that provision or of any other provision in the future. No waiver by a Party with respect to the breach of any provision of this Agreement shall be construed as a waiver with respect to any continuing or subsequent breach of that provision or as a waiver of any other right under this Agreement.

23.10 Any amounts due to any Party under the Trade Working Capital Adjustment under Article 4 or the miscellaneous adjustments including post Transfer allocation of costs provided in this Agreement may be offset against amounts due from such Party from these adjustments in calculating the amount actually to be paid to the Party.

23.11 Should one of the provisions of this Agreement become or prove to be null and void, this will be without effect on the validity of the Agreement as a whole. The Parties will, however, negotiate in good faith with the intention to replace the void provision with a valid one which in its economic effect complies best with the void provision.

23.12 Each party shall be responsible for its own costs and expenses including attorney’s fees incurred in the negotiation and execution of this Agreement. Seller shall bear the costs of notarisation of the Agreement. Seller shall be solely responsible for the fees of Close Brothers GmbH, Frankfurt am Main Germany as investment advisors, and there are no other such investment advisory, broker, finder or other similar fees due in connection with this Agreement.

§ 24

Choice of Law; Dispute Resolution

24.1 This Agreement shall be governed and interpreted according to the laws of the Federal Republic of Germany.

24.2 Other than as provided with respect to the Trade Working Capital Adjustment under Article 4, and the Loan Agreement under Schedule 5.1 (iv) any and all disputes, controversies or claims arising out of or relating to this Agreement, or its execution or performance or a breach thereof, shall be subject to amicable negotiation between the Parties and/or the Parties’ Guarantors; however in the event any such dispute cannot be resolved, as the exclusive means to resolve the dispute in such case, the dispute shall on written notice of either party be submitted to arbitration in the English language under German law before a single arbitrator agreed by the Parties, or if no agreement on a single arbitrator is possible within 30 days notice of such a claim, by a single English speaking arbitrators with experience in arbitrating complex international transactional and commercial claims appointed in accordance with the rules of the German Institution of Arbitration (DIS), with the arbitration to be held in Frankfurt, Germany (or such other venue the parties may agree at the time in writing), in accordance with DIS rules. The arbitrator must take into account the conditions of the Agreement including mitigation of loss or lack thereof and availability and likelihood of recovery of insurance including the increase in premiums if any resulting from an insurance claim , among other factors, before making any award and may apply to the order for any award any conditions for repayment in the event of such a recovery by the claimant. The cost of arbitration shall be divided equally between such parties, provided that each party shall bear its own attorney’s fees except where otherwise specifically provided in this Agreement, with the decision in arbitration being final and binding on the parties, and not subject to appeal and enforceable in any court of competent jurisdiction over the relevant party.